Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To The Board of Directors and Stockholders

of chatAND, Inc.

We consent to the use of our Independent Registered Public Accounting Firm Report dated May 3, 2012, covering the consolidated financial statements of chatAND, Inc. and Subsidiary as of December 31, 2011 and 2010 and for the year ended December 31, 2011 and the periods from inception (May 14, 2010) through December 31, 2011 and December 31, 2010, to be included in the Pre Effective Amendment Number 6 to the Registration Statement on Form S-1 to be filed with the Commission on or about May 10, 2012. We also consent to the reference to us under the heading Experts” in such Registration Statement.

/s/ Turner, Stone & Company
Turner, Stone & Company
Dallas, Texas
May 10, 2012